EXHIBIT 99 (a)





                FORM 11-K INFORMATION FOR THE STOCK PURCHASE PLAN

             FOR EMPLOYEES OF SYSTEMATICS INFORMATION SERVICES, INC.

                               AND ITS AFFILIATES

                 FOR THE YEARS ENDED DECEMBER 31, 1993 and 1992


                                     4




                      ITEM 1. CHANGES IN THE PLAN

There were no material changes in the Stock Purchase Plan for Employees of Systematics Information Services, Inc. and its Affiliates (the "Plan") during the year ended December 31, 1993.

                      ITEM 2. CHANGES IN INVESTMENT POLICY

There were no material changes in investment policy with respect to the Plan during the year ended December 31, 1993.

                      ITEM 3. CONTRIBUTIONS UNDER THE PLAN

The Plan provides that Systematics Information Services, Inc. and its
Affiliates (the "Company") contribution will be equal to 15 percent of the then prevailing market price of ALLTEL Corporation common stock so as to effect the employees contribution to be equal to 85 percent of the prevailing market price. The Company's contribution to the Plan for the year ended
December 31, 1993 was $530,634.

                      ITEM 4. PARTICIPATING EMPLOYEES

There were 2,860 employees who were participating in the Plan at December 31,
1993.

                      ITEM 5. ADMINISTRATION OF THE PLAN

A. During 1993, the Company acted as the Plan's administrator through an Administrative Committee appointed by the Board of Directors of the Company. The complete mailing address of the Administrative Committee is 4001 Rodney Parham Road, Little Rock, AR 72212.

    Worthen Bank and Trust Co., N.A. (the "Bank") acted as trustee under the Plan. The Bank's complete mailing address is P.O. Box 1681, Little Rock, AR 72203, Attention of Employee Benefits Division.

B. Administration fees of $35,268 were paid to the Plan Trustee by the Company for the year ended December 31, 1993.

                      ITEM 6. CUSTODIAN OF INVESTMENTS

A.  The Bank acted as custodian of the assets of the Plan.

B. No bond was furnished by the custodian of the investments during the year ended December 31, 1993.


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                      ITEM 7. REPORTS TO PARTICIPATING EMPLOYEES

Each participant receives a report of their individual account for the periods ending June 30 and December 31, of each Plan year.

                      ITEM 8. INVESTMENT OF FUNDS

Plan assets are invested in ALLTEL Corporation common stock, $1.00 par value.


                      ITEM 9. FINANCIAL STATEMENTS AND EXHIBITS

A.  FINANCIAL STATEMENTS
       (1) Financial Statements for the year ended December 31, 1993, are attached hereto.





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                 STOCK PURCHASE PLAN FOR EMPLOYEES OF
        SYSTEMATICS INFORMATION SERVICES, INC. AND ITS AFFILIATES


                FINANCIAL STATEMENTS FOR THE YEARS ENDED
                   DECEMBER 31, 1993 AND 1992







                  TOGETHER WITH AUDITORS' REPORT






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     Report of Independent Public Accountants



To the Administrative Committee of the
Stock Purchase Plan for Employees of
Systematics Information Services, Inc.
and its Affiliates:

We have audited the accompanying statements of net assets available for plan benefits of the Stock Purchase Plan for Employees of Systematics Information Services, Inc. and its Affiliates as of December 31, 1993 and 1992, and the related statements of changes in net assets available for plan benefits for the years then ended. These financial statements are the responsibility of the Administrative Committee. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the Administrative Committee, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for plan benefits as of December 31, 1993 and 1992, and the changes in net assets available for plan benefits for the years then ended in conformity with generally accepted accounting principles.

                                        ARTHUR ANDERSEN & CO.


Little Rock, Arkansas,
 April 15, 1994.



                                  -8-

               STOCK PURCHASE PLAN FOR EMPLOYEES OF
         SYSTEMATICS INFORMATION SERVICES, INC. AND ITS AFFILIATES

            STATEMENTS OF NET ASSETS AVAILABLE FOR PLAN BENEFITS
                         AS OF DECEMBER 31


ASSETS                             1993           1992

Cash                          $       91     $      -
Investment in common stock of
ALLTEL Corporation, at market
value (119,950 and 48,234
shares at a cost of $3,289,097
and $2,090,594)                3,534,981      2,322,274
Contributions receivable:
  Employee                       133,735        157,874
  Employer                        23,587         27,860

Accrued dividend income           22,926         16,834
    Total Assets              $3,715,320     $2,524,842


LIABILITIES AND NET ASSETS AVAILABLE FOR PLAN BENEFITS

Overdraft                     $       -      $    8,975
Stock purchases awaiting
settlement                      157,290         185,700
Distributions payable to
participants                  3,456,220       2,197,407
Net assets available for
plan benefits                   101,810         132,760

Total Liabilities and
 Net Assets Available
  for Plan Benefits          $3,715,320      $2,524,842





The accompanying notes are an integral part of these financial statements.



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             STOCK PURCHASE PLAN FOR EMPLOYEES OF
       SYSTEMATICS INFORMATION SERVICES, INC. AND ITS AFFILIATES
            STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE
                       FOR PLAN BENEFITS
           FOR THE YEARS ENDED DECEMBER 31, 1993 AND 1992


     ADDITIONS                               1993         1992

  Contributions:
    Employee                            $3,004,016     $2,494,521
    Employer                               530,634        440,209

 Unrealized appreciation of investments     57,257        200,072

 Dividend income                            53,240         43,414
                                         3,645,147      3,178,216


DEDUCTIONS

Distributions to participants            3,676,097      3,129,735
 Net change                                (30,950)        48,481
     Net Assets Available for Plan
     Benefits, beginning of year           132,760         84,279

     Net Assets Available for Plan
     Benefits, end of year             $   101,810     $  132,760





The accompanying notes are an integral part of these financial statements.





                                   -10-

                 STOCK PURCHASE PLAN FOR EMPLOYEES OF
           SYSTEMATICS INFORMATION SERVICES, INC. AND ITS AFFILIATES

                     NOTES TO FINANCIAL STATEMENTS

1)   PLAN DESCRIPTION

     The Stock Purchase Plan for Employees of Systematics Information Services, Inc. and its Affiliates (the "Plan") was established by Systematics Information Services, Inc. (the
     "Company") on June 18, 1991 to allow the Company's employees to acquire ALLTEL Corporation common stock. The Plan will automatically terminate on June 18, 1996.

     All full time employees are eligible to participate in the Plan. Participants' contributions to the Plan may be made in $5 increments per pay period with a minimum of $5 per pay period or $10 per month, but may not exceed 10 percent of compensation for that pay period, 5 percent of total compensation for the year or $25,000 in any single year. The Company will contribute an amount equal to 15 percent of the purchase price so that the effective price to the employee is 85 percent of the prevailing market price.

     Shares are purchased on the open market at the prevailing price on the 15th and last business day of each month. Participant and Company contributions are allocated to the participants' individual accounts and are fully and immediately vested at the time of allocation. Distributions of stock will be made for any participant account which has 25 shares or greater on June 30 and for all participants on December 31 for each full share allocated to their individual accounts. Stock and uninvested funds will be distributed to any participating employee upon voluntary withdrawal, termination or death.

     Dividends received on shares registered in the name of the trustee are allocated to participating employees based upon shares allocated to each participant.

2)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Investment Transactions

     Purchases and sales of securities are reflected on a trade date basis.

     The investment in ALLTEL Corporation common stock is stated at market value as determined by the last reported sales price on the last business day of the Plan year.

     In accordance with the policy of stating investments at market value, net unrealized appreciation or depreciation for the year is reflected in the statement of changes in net assets available for plan benefits.

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2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued):

     Dividends

     Dividend income is recorded on the ex-dividend date.

     Contributions

     The Plan accrues for contributions in the year the related employee contributions are withheld from the Company's payroll.

     Distributions

     The Plan recognizes distributions based on the date the shares are payable to participants.

3)   RELATED PARTIES

     The Company absorbs all costs of the Plan such as trustee fees, accounting, general and administrative costs and is not reimbursed by the Plan.

4)   INCOME TAXES

     The Plan conforms with the provisions of Internal Revenue Code
     Section 423. Accordingly, the Plan is not subject to income taxes. Additionally, the Company's contribution is tax-exempt to the employee if the stock is held for a minimum of two years from the date of grant or a minimum of one year from the date of transfer.

5)   STOCK SPLIT

     On April 22, 1993, the Board of  Directors of ALLTEL
     Corporation announced a 2 for 1 stock split for stockholders of record as of June 18, 1993 which was distributed on July 9, 1993.



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